Exhibit 21.01

SUBSIDIARIES OF THE COMPANY

Subsidiary Name	State/ Jurisdiction of Incorporation/Formation

WindStream Technologies, Inc.	California
WindStream Technologies Latin America Inc.	Peru
WindStream Energy Technologies Pvt. Ltd.	India